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FORM 4
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
FERRON             MARTIN             R              Cal Dive International, Inc. "CDIS"        to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
 30 CHAMPIONS BEND                                Person (voluntary)       February, 2001       ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                         --------------------    5. If Amendment,
 HOUSTON            TEXAS            77069                                 Date of Original              PRESIDENT & COO
---------------------------------------------                                (Month/Year)         --------------------------------
  (City)           (State)           (Zip)
                                                                             -------------





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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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Cal Dive International, Inc.
  Common Stock                  2/22/01        M     -     10,000     A     11.625          20,950              I           See #1
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#1 Owned by Uncle John Limited Partnership of which the general partner is an entity Mr. Ferron controls

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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                                                                                                 Common
Option*                       11.625      2/22/01    G    -      -    10,000   1/03/01 11/1/03   Stock     10,000          -
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                                                                                                 Common
Option                        11.625      2/22/01    G    -   10,000     -     1/03/01 11/1/03   Stock     10,000          -
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                                                                                                 Common
Option                        11.625      2/22/01    M    -      -    10,000   1/03/01 11/1/03   Stock     10,000          -
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                                                                                                 Common
Option                         6.50       9/10/98    A    -  60,000      -     9/10/99  9/10/03  Stock     60,000          -
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                                                                                                 Common
Option                        11.625      1/3/98     A    -  20,000      -     1/3/99    1/3/03  Stock     20,000          -
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                                                                                                 Common
Option                        19.50      4/17/00     A    -  40,000      -     4/17/01  4/17/05  Stock     40,000          -
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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      -                         D                    See #1 Table 1
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      -                         I                    See #1 Table 2
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      -                         I                    See #1 Table 2
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   120,000                      D                           -
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   120,000                      D                           -
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   120,000                      D                           -
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* Gift of Option covering 10,000 shares of Cal Dive International common stock by Mr. Ferron to the
  Uncle John Limited Partnership of which the general partner is an entity he controls.

Explanation of Responses:

#2  The filing of this statement shall not be an admission that the undersigned is, for purposes of section 16 of the Securities Exchange Act of 1934, as amended, or otherwise, the owner of any equity securities covered by this statement.



**Intentional misstatements or omissions of facts
  constitute Federal Criminal Violations.                                               -------------------------------   ----------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             **Signature of Reporting Person      Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

